Filed Pursuant to Rule 424(B)(3) and 424(c) File No. 333-165742
PROSPECTUS SUPPLEMENT NO. 1

1,282,091 Shares

China Infrastructure Construction Corporation

Common Stock

This prospectus supplement amends the prospectus dated October 26, 2010 that relates to the resale by the Selling Stockholders of up to 1,282,091 shares of our common stock, no par value (“Common Stock”), issued to the Selling Stockholders in a private placement (the “Private Placement”) pursuant to a Subscription Agreement dated as of March 5, 2010 (the “Subscription Agreement”).

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on October 29, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated October 26, 2010, which is to be delivered with this prospectus supplement.

All of the shares of Common Stock issued to the Selling Stockholders may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 59 of the prospectus). We will not receive any proceeds from the sales by the Selling Stockholders.   We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market in our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is listed on the OTC Bulletin Board and trades under the symbol "CHNC."  On October 28, 2010, the closing sale price of our Common Stock was $2.71. We have applied to have our shares listed on the NASDAQ Global Market and NYSE AMEX under the symbol “CHNC”.

Investing in our Common Stock involves risks. See “Risk Factors” on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 1 is October 29, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2010

Commission File Number: 333-146758

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	16-1718190
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Shidai Caifu Tiandi Building Suite 1906-09,
1 Hangfeng Road Fengtai District
Beijing, China 100070
(Address of principal executive offices)

86-10-5170-9287
(Registrant’s telephone number, including area code)

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 25, 2010, Ms. Yiru Shi resigned as the Chief Financial Officer of China Infrastructure Construction Corporation, a Colorado corporation (the “Company”). Ms. Shi’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective October 25, 2010, Mr. John Bai was appointed as acting Chief Financial Officer of the Company, and the Company entered into an employment agreement with Mr. Bai, dated as of October 25, 2010, a copy of which is filed herewith (the “Employment Agreement”).

The Employment Agreement provides that Mr. Bai will serve as acting CFO of the Company for a three-month probation period (the “Probation Period”), at the end of which the Board will review his performance and approve his appointment as the Company’s Chief Financial Officer. The term of the Employment Agreement is one year, including the Probation Period, with an automatic renewal for an additonal year unless either party provides a written non-renewal notice within 30 days prior to the end of the term. Mr. Bai will be compensated as follows:

1.	An annual salary of $150,000, or $12,500 monthly payable in U.S. dollars; and

2.
Options to purchase 150,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest on October 26, 2011. If Mr. Bai’s employment is terminated prior to the vesting date, any unvested options will be terminated. If his employment is terminated after the vesting date, any vested but unexercised options shall terminate on the 91st day following the date of the termination of his employment.  The details of such options are set forth on the Option Grant Agreement.

Set forth below is a brief biography of Mr. John Bai:

Mr. Bai, age 44, before joining the Company worked as an independent financial consultant from November 2009. Mr Bai was Marketing Director of Redwood Capital Inc. from May 2008 to November 2009. Mr. Bai was an Investment Advisor at Maxfin Capital Inc. in Toronto, Ontario, Canada from July 2006 to April 2008.  From June 2003 to June 2006, Mr. Bai worked as an independent financial consultant. Mr. Bai received Master of Science of Finance degree from University of Tulsa, USA in 2003 and a bachelor degree in Aeronautic Engineering from Northwestern Polytechnic University in China in 1989.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description

Exhibit 10.1	Employment Agreement dated October 25, 2010, by and between the Company and John Bai.

Exhibit 10.2	Option Agreement, dated October 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Infrastructure Construction Corporation

October 28, 2010	By:	/s/ Rong Yang
Rong Yang
Chairman and Chief Executive Officer

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 25th day of October, 2010 (the “Agreement”), by and between CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION, a Colorado corporation (the “Company”), having its principal place of business at Shidai Caifu Tiandi Suite 1906-1909, 1 Hangfeng Road Fengtai District, Beijing, China 100070, and John Bai (the “Employee”, Canada Passport No.:JQ774009), with an address at Huamao Apartment Building 7 Room 1207, 89 Jianguo Road Chaoyang District, Beijing, China 100026 (collectively the “Parties”).

WITNESSETH:

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be the Company’s Chief Financial Officer; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Employee as its Chief Financial Officer, and Employee wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.    DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1         “Affiliate” means any Person controlling, controlled by or under common control with the Company.

1.2         “Board” means the Board of Directors of the Company.

1.3         “Common Stock” means the Company’s common stock with no par value.

1.4         “Cause” means (i) conviction of any crime whether or not committed in the course of the Employee’s employment by the Company; (ii) Employee’s refusal to carry out instructions of the Chief Executive Officer or the Board which are consistent with Employee’s role as Chief Financial Officer; or (iii) the breach of any representation, warranty or agreement between Employee and Company.

1.5         “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.3) is required, 15 days from the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Employee’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Employee or the Company in this Agreement).

1.6         “Disability” means Employee’s inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

1.7         “Effective Date” means October 25, 2010.

1.8         “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.9          “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or Affiliate.

2.    EMPLOYMENT.

2.1         Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

2.2         Duties and Schedule. Employee shall serve as the Company’s Chief Financial Officer and shall have such responsibilities as designated by the Company’s Chief Executive Officer or the Board that are not inconsistent with applicable laws, regulations and rules.  Employee shall report directly to the Company’s Chief Executive Officer or the Board, or the Audit Committee thereof, as circumstances may require.

3.    TERM OF EMPLOYMENT. Unless Employee’s employment shall sooner terminate pursuant to Section 5, the Company shall employ Employee for a term commencing on the Effective Date and ending on the one year anniversary thereof (the “Term”). The first three months from the Effective Date shall be a probation period (the “Probation Period”), during which the Employee shall be appointed as the Company’s acting Chief Financial Officer. Subject to the review and approval of the Board of the Employee’s performance at the end of Probation Period, the Employee shall be appointed as the Company’s Chief Financial Officer, commencing on the fourth month from the Effective Date. The term shall automatically renew for an additional year unless either Party provides notice to the other that the Term shall not continue within 30 days prior to the end of the prior Term. The period during which Employee is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment”.

4.    COMPENSATION.

4.1         Salary. Employee’s salary during the Term shall be a gross amount of $150,000 per annum or $12,500 per month (the “Salary”), payable monthly in arrears from the Effective Date. All applicable withholding taxes and health insurance shall be deducted from such payments.

4.2         Options/Restricted Common Stock. The Company hereby grants 150,000 shares of options of the Company to the Employee at the exercise price of $3.9 per share to be vested pursuant to the Vesting Schedule provided in the Option Grant Agreement as defined below.  The options to the Employee shall be exclusively governed by the terms of the Non-Qualified Stock Option Agreement, a form of which is attached hereto as Exhibit A (the “Option Grant Agreement”) between the Company and the Employee.

4.3         Business Expenses. Employee shall be reimbursed by the Company for all travel expenses incurred by Employee in the performance of his duties hereunder on behalf of the Company, such expenses not to exceed $500 per month without the prior written approval of the Company.

5.    TERMINATION.

5.1         Termination Due to Death or Disability.

  5.1.1  Death. This Agreement shall terminate immediately upon the death of Employee.  Upon Employee’s death, Employee’s estate or Employee’s legal representative, as the case may be, shall be entitled to Employee’s accrued and unpaid Salary as of the date of Employee’s death, plus all other compensation and benefits that were vested through the date of Employee’s death.

  5.1.2  Disability. In the event of Employee’s Disability, this Agreement shall terminate and Employee shall be entitled to all other compensation and benefits that were vested through the first date that a Disability has been determined.

5.2          Termination. Both the Company and the Employee may terminate the employment hereunder by delivery of written notice to the other party at least fifteen (15) working-days prior to termination date or with a shorter notice period if agreed upon by the Parties provided, however, that in the event of a breach of this Agreement by the Employee or an event which would constitute “Cause,” the Company may immediately terminate this Agreement upon written notice with no waiting period. Upon the effective date of termination under this Section 5.2, Employee shall be entitled to all other compensation and benefits that were vested through such effective date.

5.3          Notice of Termination.  Any termination of the Employment by the Company or the Employee shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”).

5.4          Payment. The Employee shall not be entitled to severance payments upon any termination provided in Section 5 herein. Except as otherwise provided in this Agreement, any payments to which the Employee shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination.  If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable.  The payment of any amounts under this Section 5 shall not affect Employee’s rights to receive any workers’ compensation benefits.  Notwithstanding any provision to the contrary in this Agreement, the vesting or termination of vested options shall be solely governed by the terms of the Option Grant Agreement.

6.    EMPLOYEE’S REPRESENTATIONS. The Employee represents and warrants to the Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7.    NON-COMPETITION ; NON-DISCLOSURE; INVENTIONS.

7.1         Trade Secrets. Employee acknowledges that his employment position with the Company is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's employment with the Company, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of the Company and its subsidiaries (hereinafter “Trade Secrets”). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  Employee further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly, Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

    7.1.1   Employee will at no time take any action or make any statement that will disparage or discredit the Company, any of its subsidiaries or their products or services;

7.1.2   During the period of Employee's employment with the Company and for 60 months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Employee as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

7.1.3   Upon the termination of Employee's employment with the Company, Employee will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them.  Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

7.1.4   During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Employee's employment with the Company, Employee will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

7.1.5   During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Employee's employment with the Company, Employee will not:

7.1.5.1   solicit or accept competing business from any customer of any of the Companies or any person or entity known by Employee to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

7.1.5.2   encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

7.1.6    Employee will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Employee's employment with the Company,

7.1.6.1   conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

7.1.6.2   encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 7;

7.1.6.3   assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.6.4   employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor, co-venturer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2         Employee expressly acknowledges that all of the provisions of this Section 7 have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

7.3         Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to a temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

7.4         Successors.

7.4.1  Employee. This Agreement is personal to Employee and, without the prior express written consent of the Company, shall not be assignable by Employee, except that Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability.  This Agreement shall inure to the benefit of and be enforceable by Employee’s estate, heirs, beneficiaries, and/or legal representatives.

7.4.2  The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.5         Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Employee while he is in the service of the Company, and all patents for the same. During the Term, Employee shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by the Company to give effect to this section.  In all cases, the Company shall pay all costs and fees associated with such acts by Employee.

8.    MISCELLANEOUS.

8.1         Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Employee’s employment by the Company, other than any such Losses incurred as a result of Employee’s negligence or willful misconduct.  The Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by the Company or any subsidiary thereof. The Company will provide Employee with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Employee.

8.2         Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.3         Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4         Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

John Bai
Huamao Apartment Building 7 Room 1207
89 Jianguo Road Chaoyang District
Beijing, China 100026
Telephone:  86-18601288923
E-mail: johnwhit2000@yahoo.com

If to the Company:

Shidai Caifu Tiandi Suite 1906-1909
1 Hangfeng Road Fengtai District
Beijing, China 100070
Attn:  Mr. Rong Yang
Tel: 86-10-5809-0217

With a copy to (which shall not constitute notice):

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attn: Darren Ofsink
Tel: 212-371-8008

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

8.5         Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6         Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7         Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8         Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9         Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10       Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11       Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.12       Representation by Counsel.   Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

By: /s/ Rong Yang
Name: Rong Yang
Title: Chief Executive Officer

EMPLOYEE:

/s/ John Bai
John Bai

EXHIBIT A

OPTION GRANT AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made by and between China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), and John Bai (the “Optionee”, Canada Passport No.:JQ774009). Capitalized term not defined in this Agreement has the meaning assigned to them in the Employment Agreement by and between the Company and the Optionee, dated October 25, 2010 (the “Employment Agreement”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has, on the date set forth on the signature page below, granted Optionee a Non-Qualified stock option (the “Option”) to purchase from the Company shares of the Company’s common stock, no par value (“Common Stock”);

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the Company and Optionee agree as follows:

1.           Grant of Option. The Company hereby transfers to Optionee, the right, privilege and option (“Option”) to purchase 150,000 shares of Common Stock at an exercise price (“Exercise Price”) of $3.9 per share, in the manner and subject to the conditions provided hereinafter.

2.           Vesting of Option. The Option shall become vested and exercisable pursuant to the Vesting Schedule set forth on Exhibit A. If termination pursuant to Section 5 of the Employment Agreement occurs, any unvested options shall immediately terminate on the Date of Termination as defined under the Employment Agreement.   Any vested options shall terminate upon the 91st day following the Date of Termination or three years following the date of vesting, whichever is earlier.

3.           Exercise Period.  Any exercise may be with respect to any part or all of the shares then exercisable pursuant to such Option.  All Options must be exercised within three years after the date of the vesting or within 90 days following the Date of Termination, whichever is earlier.

4.           Manner of Exercise. The Option shall be exercised by written notice of exercise in the form of Exhibit B to this Agreement addressed to the Company and signed by the Optionee and delivered to the Company, as such Exhibit B may be amended by the Board of Directors or the Compensation Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Company and its counsel. If the Option is exercised in part only, the Company shall make a record of such option on its books and records reflecting the partial exercise which shall be presumptive of the number of shares exercised.

(a)            The Exercise Price is payable by certified or official bank check or by personal check; provided, however, that no shares of Common Stock shall be issued to Optionee until the Company has been advised by its bank that the check has cleared.

(b)            In lieu of delivery of the cash price or stock consideration for the option exercise, the Optionee shall have the right, at its option, from time to time or times during the Exercise Period, elect to exercise the Option through a “cashless exercise” in which the Optionee shall be entitled to purchase the shares based on the following formula:

X = Y [(A-B)/A]

where:

X = the number of shares the Optionee is to receive as the result of option exercise.

Y = the number of Optioned Shares.

A = the arithmetic average of the closing prices for the five trading days immediately prior to (but not including) the exercise date.

B = the Exercise Price”

(c)          (i)           In the event of the merger or consolidation of the Company with or into any corporation or other entity or in the event of the sale by the Company of all or substantially all of its business and assets followed by a distribution of assets to the stockholders in connection with a liquidation or partial liquidation of the Company or in the event of a similar transaction (each a “Merger Transaction”), prior to the expiration of this Option, this Option shall be converted into the consideration payable with respect to the Common Stock in the Merger Transaction (the “Merger Consideration”) as follows.

(ii)         The Optionee shall receive Merger Consideration having a value equal to the appreciation, if any, of this Option.  The appreciation of this Option shall be determined by multiplying the number of shares subject to this Option by the difference between (i) the value of the Merger Consideration payable with respect to one share of Common Stock and (ii) the Exercise Price of this Option.  If the value of the Merger Consideration shall be equal to or less than the Exercise Price, this Option shall not be converted into Merger Consideration, but shall terminate, to the extent not exercised, at the effective time of the Merger Transaction.

(iii)        The consideration payable to the Optionee shall be in the same form as the Merger Consideration.  If the Merger Consideration shall consist of both cash and non-cash consideration, the consideration payable upon conversion of this Option shall be a combination of cash and non-cash consideration in the same proportion as the Merger Consideration is payable to the holders of the Common Stock.

2

(iv)        If and to the extent that the Merger Consideration is other than cash, the value of the non-cash Merger Consideration shall be determined in good faith by the Company’s Board of Directors, and the Company shall promptly advise the Optionee of such determination.  If the Optionee disagrees with the determination of the Board of Directors, the Optionee shall have the right to exercise this Option by paying the Exercise Price as provided in Section 4(b) or (c) of this Agreement prior to the effectiveness of the Merger Transaction.  If the Option is not exercised prior to the effectiveness of the Merger Transaction, the Option shall be automatically converted or terminated, as the case may be, as provided in this Section 4(d).

(v)         The shares of Common Stock when issued upon exercise of the Option (the “Optioned Shares”), will be duly and validly authorized and issued, fully paid and non-assessable.

(vi)        In connection with any exercise of this Option, the Optionee shall, contemporaneously with the exercise of this Option, to the extent required by law, pay or provide for payment of any withholding taxes due as a result of such exercise.

5.           Restrictions on Exercise and Delivery.  The exercise of this Option, in whole or in part, shall be subject to the condition that, if at any time the Board of Directors or the Compensation Committee, shall determine, in its sole and absolute discretion,

(a)    the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

(b)    the listing, registration, or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

(c)    the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors or its compensation committee. Optionee shall execute such documents and take such other actions as are required by the Board of Directors or the Compensation Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Company nor any officer or director, or member of the Board of Directors or the Compensation Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

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6.           Termination of Option.   Except as otherwise provided in this Agreement, to the extent not previously exercised, this Option shall terminate upon the first to occur of any of the following events:

(a)          The dissolution or liquidation of the Company;

(b)	The breach by Optionee of any material provision of this Agreement and the Employment Agreement;

(c)	The expiration of three years from the vesting date of any Options.

(d)	90 days after the Date of Termination as defined under the Employment Agreement.

8.            Adjustment Provisions. The number of shares of Common Stock subject to the Option and the Exercise Price shall be adjusted in accordance with generally accepted accounting principles in the event of a stock dividend, stock split, stock distribution, reverse split or other combination of shares, recapitalization or otherwise, which affects the Common Stock.

9.            Transferability. The Option is not transferable by the Optionee except that, in the event of Optionee’s death or incompetence, the Option may be exercised by Optionee’s legal representative or by the persons to whom the Option is transferred by will or the laws of descent and distribution.

10.          No Rights As a Stockholder.  The Optionee shall have no interest in and shall not be entitled to any voting rights or any dividend or other rights or privileges of a stockholder of the Company with respect to any shares of Common Stock issuable upon exercise of this Option prior to the exercise of this Option and payment of the Exercise Price.

11.          No Rights to Continued Service.  Nothing in this Option shall be constructed as an employment or consulting agreement.

12.          Legality. Anything in this Option to the contrary notwithstanding, the Optionee agrees that he or she will not exercise the Option, and that the Company will not be obligated to issue any shares of Common Stock pursuant to this Option, if the exercise of the Option or the issuance of such shares shall constitute a violation by the Optionee or by the Company of any provisions of any law or of any regulation of any governmental authority. Any determination by the Board of Directors or the Compensation Committee shall be final, binding and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with such law or regulation.  The Optionee understands that, unless the issuance of the Optioned Shares is registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Optioned Shares, if and when issued, will be restricted securities, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act. The Company shall not be required to issue any Optioned Shares if the issuance thereof is not permitted pursuant to the Securities Act. The Company shall not be required to register the Optioned Shares pursuant to the Securities Act.

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13.          Action by Company. The existence of the Option shall not effect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.          Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

15.          Interpretation. As a condition of the granting of the Option, the Optionee and each person who succeeds to the Optionee’s rights hereunder, agrees that any dispute or disagreement which shall arise under or as a result of or pursuant to this Option shall be resolved by the Board of Directors or its Compensation Committee in its sole discretion and that any interpretation by the Board of Directors or its Compensation Committee of the terms of this Option shall be final, binding and conclusive.

16.          Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Company for such person or at such other address as the Optionee may specify in writing to the Company.

17.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

18.          Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws.

19.          Descriptive Headings.  Titles to Sections are solely for informational purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be October 25, 2010.

CHINA INFRASTRUCTURE
CONSTRUCTION CORPORATION

By:	/s/ Rong Yang
Name: Rong Yang
Title: Chief Executive Officer

OPTIONEE:

/s/ John Bai
John Bai

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EXHIBIT A

VESTING SCHEDULE

•	150,000 shares will vest on October 26, 2011.

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EXHIBIT B

______________, 200__

China Infrastructure Construction Corporation

Re:       Stock Option Exercise

To Whom It May Concern:

I (the “Optionee”) hereby exercise my right to purchase ________ shares of common stock (the “Stock”) of China Infrastructure Construction Corporation, a Colorado corporation (the “Company”) as set forth in the Option Agreement (the “Agreement”) with the Company granting me ___________ shares of its common stock.

☐ I elect to exercise __________ option shares by delivery payment of the aggregate exercise price to the Company.

OR

☐ I elect to exercise __________ option shares pursuant to the following formula in lieu of delivery of the cash price for the option exercise.

X = Y [(A-B)/A]

where:

X = the number of shares the Optionee is to receive as the result of option exercise.

Y = the number of Optioned Shares.

A = the arithmetic average of the closing prices for the five trading days immediately prior to (but not including) the exercise date.

B = the Exercise Price

Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name.

The Optionee hereby represents and agrees as follows:

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1.           The Optionee acknowledges receipt of a copy of the Agreement. The Optionee has carefully reviewed the Agreement.

2.           The Optionee is a resident of  __________.

3.           The Optionee represents and agrees that if the Optionee is an “affiliate” (as defined in Rule 144 under the Securities Act of 1933) of the Company at the time the Optionee desires to sell any of the Stock, the Optionee will be subject to certain restrictions under, and will comply with all of the requirements of, applicable federal and state securities laws.

The foregoing representations and warranties are given on ________ at _____________________.

OPTIONEE:

(Print Name)

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